Exhibit 5.1

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS DROOGBAK 1A 1013 GE AMSTERDAM POSTBUS 251 1000 AG AMSTERDAM TEL +31 20 7119 000 FAX +31 20 7119 999 www.cliffordchance.com
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Direct Dial: +31 20 711 9380
E-mail: Tom.deWaard@cliffordchance.com
25 October 2010
LyondellBasell Industries N.V.
Weena 737
3013 AM Rotterdam
The Netherlands
Dear Sirs,
LyondellBasell Industries N.V.
Issue of class A and class B shares
I. Description of transaction / Scope of our role
We have acted as your legal counsel (advocaten) in The Netherlands for the purpose of rendering a legal opinion as to certain matters of Netherlands law in connection with the issue and offering by LyondellBasell Industries N.V. with corporate address at Weena 737, 3013 AM Rotterdam, The Netherlands (the “Company”) of (i) 300,000,000 new class A shares in the capital of the Company with a nominal value of EUR 0.04 per share (the “Class A Shares”) and (i) 254,445,480 new class B shares in the capital of the Company with a nominal value of EUR 0.04 per share (the “Class B Shares” and together with the Class A Shares: the “Offer Shares” and the offering of the Offer Shares, the “Offering”) on 30 April 2010.
Headings in this opinion are for ease of reference only and shall not affect the interpretation hereof.
II. Documents examined / Reliance
In arriving at the opinions expressed below, we have examined and relied upon the following documents:
(a)	a copy of the articles of association (statuten) of the Company as they stood prior to their last amendment of 29 April 2010 (the “Old Articles of Association”);

(b)	a faxed copy of the articles of association (statuten) of the Company as they stand since their last amendment on 29 April 2010 (the “Current Articles of Association” and together with the Old Articles of Association, the “Articles of Association”);

(c)	a written resolution of the Company’s management board (raad van bestuur) (the “Management Board”) dated 29 April 2010, in which (A) the exact number of Offer Shares and the price at which they are offered are confirmed and (B) it was resolved and approved, inter alia, (i) to offer and issue the Offer Shares, (ii) to exclude the pre-emptive rights of existing shareholders with respect to the Offer Shares (the “Management Board Resolution”);

(d)	a written resolution of the Company’s board of supervisory directors (raad van commissarissen) (the “Supervisory Board”) dated 29 April 2010, in which it was resolved to approve, inter alia, the resolutions set out in the Management Board Resolution as referred to under (c) above (the “Supervisory Board Resolution” and together with the Management Board Resolutions, the “Resolutions");

(e)	a global share certificate dated 30 April 2010 in relation to the issue of the Class A Shares; and

(f)	a global share certificate dated 30 April 2010 in relation to the issue of the Class B Shares.
III. Assumptions
In examining and in describing the documents listed above and in giving this opinion we have assumed:
(i)	all agreements and documents relating to the Offering have been or will be (where appropriate) duly authorised, executed and delivered by all parties thereto (other than the Company) and create valid and legally binding obligations for all such parties (other than the Company) as a matter of applicable law (if other than Netherlands law);

(ii)	that all documents submitted to us and the signatures and initials thereon are genuine and that such signatures are the signatures of the persons purported to have signed such documents and that such persons when signing these documents had legal capacity to do so and that all documents submitted to us as (photo)copies or faxed copies are in conformity with the originals;

(iii)	the due compliance with the laws of any jurisdiction other than those of The Netherlands, in particular with all matters (including, without limitation, the obtaining of the necessary consents, licences, approvals and authorisations, the making of the necessary filings, lodgments, registrations and notifications and the payment of stamp duties and other taxes) under such laws as may relate to or be required in respect of:
(a)	the issue of the Offer Shares;

(b)	the publication of any announcements in respect of the Offering; or

(c)	the distribution of any other documents or information in relation to the Company issued in connection or simultaneously with the Offering or the Offer Shares, or any other offer documents used from time to time;
(iv)	that the Offering and the performance of the transactions contemplated thereby are in the corporate interest of the Company, that the Management Board and the Supervisory Board, in resolving to offer and issue the Offer Shares, acted bona fide, in the corporate interest of the Company and in accordance with the principles of reasonableness and fairness (redelijkheid en billijkheid);

(v)	that the Resolutions have all been made with due observance of the provisions of the Articles of Association and of the Company’s rules of the Supervisory Board (Reglement Raad van Commissarissen) relating to the convening of meetings and the adoption of resolutions;

(vi)	that the Resolutions remain in full force and effect and unaltered, that all factual statements made and all confirmations given therein were true, complete and accurate when given and remain true, complete and accurate as at the date hereof;

(vii)	that as at the date of the Offering, no rights to subscribe for ordinary shares in the share capital in the Company (the “Ordinary Shares”), nor any rights to convert securities into Ordinary Shares are outstanding, to the extent that as a result of the exercise of such rights the Company’s authorised share capital (maatschappelijk kapitaal) as included the Current Articles of Association, would not provide sufficient headroom for the issue of the Offer Shares;

(viii)	that the value of the contribution in kind as consideration of the Class A shares is at least equal to the aggregate par value of these shares and the USD 2,800,000 cash consideration for the issue of the Class B Shares has been received by the Company as consideration for the Class B shares and is at least equal to the aggregate par value of these shares.
IV. Scope of our review / Matters excluded
We express no opinion:
(ix)	as to any law other than the laws of The Netherlands in force as at the date hereof as applied and interpreted according to present published case-law of the Netherlands courts, administrative rulings and authoritative literature;

(x)	that the future or continued performance of any of the Company’s obligations or the consummation of the transactions contemplated by the Offering will not contravene such laws, application or interpretation if altered in the future;

(xi)	except as explicitly stated below, on international law, including (without limitation) the rules of or promulgated under or by any bi- or multilateral treaty or treaty organisation (unless implemented into the laws of or directly applicable in The Netherlands) or on any anti-trust, data protection, market abuse or competition laws;

(xii)	with regard to the effect of any systems of law (other than the laws of The Netherlands) even in cases where, under Netherlands law, any foreign law would be applicable and we assume that any applicable law (other than Netherlands law) would not affect or qualify our opinion as set out below;

(xiii)	with regard to the contents of any publications published in connection with the Offering;

(xiv)	on the tax laws of The Netherlands;

(xv)	on any commercial, accounting, capital adequacy or other non-legal matters; or
We have reviewed the documents listed above, for the purposes of this legal opinion, we have not examined any contracts, instruments or other documents entered into by or affecting the Company or any corporate records of the Company and we have not undertaken any factual investigations or made any other enquiries or searches concerning the Company and we have otherwise assumed the following matters which cannot be determined by making enquiries with public registers or Dutch courts that:
(a)	no resolution has been passed approving a voluntary winding-up, a statutory merger (juridische fusie) or a de-merger (splitsing) of the Company (where, in either of the latter cases, the Company would be the disappearing entity);

(b)	no petition has been presented to a court for the bankruptcy (faillissement), dissolution (ontbinding en vereffening) or moratorium of payments (surseance van betaling) of the Company;

(c)	no receiver, trustee, administrator or similar officer has been appointed in respect of the Company or any of its assets; and

(d)	the Company has its centre of main interest (as such term is described in Article 3(1) of Council Regulation (EC) No. 1346/2000 of 29 May, 2000 on Insolvency Proceedings (the “EU Insolvency Regulation”)), in The Netherlands and none of the insolvency procedures listed in respectively Annex A and Annex B to the EU Insolvency Regulation (the “EU Insolvency Procedures”) has been declared applicable to the Company by a court in one of the member states of the EU (with the exception of Denmark), other than The Netherlands.
Although not constituting conclusive evidence, certain of the matters referred to in (a) through (d) above are confirmed in the Management Board Resolution.
Where an assumption is stated to be made in this opinion, we have not made any investigation (except where explicitly stated otherwise) with respect to the matters that are the subject of such assumption and we express no views as to such matters.
V. Opinion
Based upon and subject to the foregoing and to the further qualifications set out below and subject to any factual matters, documents or events not disclosed to us by the parties concerned, having regard to the legal considerations relevant to this legal opinion, we are of the opinion that:

1.	Issue of Offer Shares

The Offer Shares have been validly issued. The issue of the Offer Shares is not, and will not be, subject to any pre-emptive or similar rights, except those that have been validly excluded.

2.	Authorisations, Consents and Approvals

No authorisations, consents or approvals of and no licence or order of any court, governmental agency or body of The Netherlands are required under the laws and regulations of The Netherlands for (or in connection with) the issue and offering of the Offer Shares by the Company in The Netherlands.

3.	Conflict with Laws or Articles of Association

In themselves, the issue of the Offer Shares by the Company does not conflict or will conflict with or result in a breach or violation of any provision of (or constitute a breach of or default under):
(i)	the Articles of Association; or

(ii)	any law or generally applicable regulation of The Netherlands to which the Company is subject, which would make the Offering, or parts thereof, null and void or subject to avoidance or nullification in The Netherlands.
VI. Qualifications
The opinion expressed above is subject to the following qualifications:
(A)	to the extent that the laws of The Netherlands are applicable:
(a)	the provision that the holder of a security will be treated as its absolute owner may not be enforceable under all circumstances, such as but not limited to, error (dwaling) or deceit (bedrog); and

(b)	title to any Offer Shares would pass upon delivery (levering) within the meaning of Netherlands law thereof, provided that (i) the transferor is the owner of such Offer Shares with power to pass on title (beschikkingsbevoegdheid) or may reasonably be held by the transferee to be the owner and (ii) the transfer is made pursuant to a valid agreement of transfer (geldige titel);
as far as (a) and (b) are concerned the courts of The Netherlands may apply the laws of another jurisdiction, if questions of title to a security are submitted to them;

(B)	under Dutch law, each power of attorney or mandate, whether or not irrevocable, granted by the Company, will terminate by operation of law and without notice upon its bankruptcy (faillissement) of the Company and can only be effectively exercised with the co-operation of the court-appointed administrator (bewindvoerder) in the event of the Company being granted a (preliminary) moratorium of payments ((voorlopige) surseance van betaling);

(C)	if any holder of an Offer Share is controlled by or otherwise connected with a person, organisation or country, which is currently the subject of United Nations, European Community or Netherlands sanctions, implemented, effective or sanctioned in The Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Import and Export Act (In- en Uitvoerwet), the Economic Offences Act (Wet Economische Delicten) or the FSA, or is otherwise the target of any such sanctions, the obligations of the Company to that party may be unenforceable, void or otherwise affected; and

(D)	in issuing this opinion we do not assume any obligation to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.
VII. Reliance
This opinion:
(e)	expresses and describes Dutch legal concepts in English and not in their original Dutch terms; consequently this opinion is issued and may only be relied upon on the express condition that it shall be governed by and that all words and expressions used herein shall be construed and interpreted in accordance with the laws of The Netherlands;

(f)	speaks as of the date hereof, it being understood that the time of our inquiry at the registry and courts was [•] a.m. hours CET on the date stated above;

(g)	is addressed to you and is solely for your benefit;

(h)	is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein;

(i)	may not be relied upon by or disclosed to any other person, company, enterprise or institution, except that we hereby consent to the filing of this opinion [as an exhibit] to the registration statement of the Form S-1 of the Company filed with the United Stated Securities and Exchange Commission (“SEC”) and to the references to us in the registration statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulation of the SEC thereunder.
Yours faithfully,
/s/ T. de Waard

T. de Waard
Clifford Chance LLP